Exhibit 99.1

Press Release

630 Fifth Avenue, Suite 3110
New York, NY 10111

Tel 212 218 8720
Fax 212 218 8721

4840 Pearl East Circle, Suite 300W
Boulder, CO 80301

Te1 303 516 8500
Fax 303 530 1296

www.tapestrypharma.com

Contact:	Tapestry Pharmaceuticals, Inc.	Investor:	Michael Wachs
	Gordon Link		CEOcast, Inc.
	Senior Vice President, Chief Financial		2127324300
Officer
303 516 8500
glink@tapestrypharma.com

		Media:	Peter Steinerman
5163743031

For Immediate Release

TAPESTRY PHARMACEUTICALS RAISES $25.5 MILLION IN PRIVATE PLACEMENT

Boulder, CO., April 6,2006 – Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today that it has closed on the sale of 12.75 million shares of its common stock at a price of $2.00 per share, for gross proceeds of $25.5 million, with nine institutional investors. Warrants for an additional 12.75 million shares were also issued with a strike price of $2.40 per share. The private placement was led by Special Situations Funds, Tang Capital Partners, LP, and Baker Brothers Investments and includes Biotechnology Value Fund, L.P., Fort Mason Partners, L.P., Heights Capital Management, Merlin BioMed Long Term Appreciation, LP, Versant Capital Management LLC, and Xmark Funds.

The closing of the financing occurred subsequent to a special meeting of shareholders in which all proposals submitted to a shareholder vote were approved. In addition to the approval of the issuance of shares as mentioned above, the shareholders also approved the company’s proposed 2006 Equity Incentive Plan and the grant of certain stock options; an amendment to the Company’s bylaws to delete a limitation on the Company’s ability to reduce the exercise price of existing or future stock options; and the approval of a repricing to $4.02 per share for up to 630,038 previously granted options.

“The closing of this financing gives Tapestry the resources necessary to aggressively advance our lead oncology compound, TPI 287, into multiple Phase II clinical studies as well as to continue the development of an oral formulation of this drug candidate,” commented Leonard Shaykin, Chairman and CEO of Tapestry Pharmaceuticals.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. Tapestry expects to file a registration statement on Form S-3 for the purpose of registering the resale of the shares of common stock issued in the private placement, as well as the shares of common stock underlying the warrants so issued.

Ferghana Securities, Inc. (New York) provided financial and strategic advice to the company’s Board and management.

Reedland Capital Partners, an Institutional Division of Financial West Group, assisted the Company in securing the financing.

About TPI 287

TPI 287, a proprietary third generation taxane, is Tapestry’s lead clinical compound. This compound was designed to overcome multi-drug resistance in solid tumors that have become resistant to taxane therapy. In preclinical testing, TPI 287 demonstrated the ability to inhibit tumor cell growth in a number of in vitro cell lines and has shown inhibition of human tumors in certain animal xenograft models when tested against standard comparative agents. The in vitro activity was seen across multiple cell lines including cell lines known to be sensitive to taxanes and cell lines known to be resistant to taxanes. In in vivo testing TPI 287 demonstrated reduction in the rate of tumor growth in both taxane resistant and taxane sensitive breast cancer xenografts. Taxane sensitive cell lines in which TPI 287 shows activity include cell lines derived from breast cancer, uterine cancer and non-small cell lung cancer. Taxane resistant cell lines in which TPI 287 shows activity include lines derived from breast cancer, colon cancer, prostate cancer and pancreatic cancer. A number of these studies were presented at the November 2005 AACR/NCI/EORTC International Conference on Molecular Targets and Cancer Therapeutics.

TPI 287 is currently in two Phase I studies in the United States and overseas to determine the safety and pharmacokinetic profile of the compound. A number of Phase II studies are planned in several of the major tumor types and are projected to begin in this calendar year.

Both in vitro and in vivo studies suggest that TPI 287 may be orally bioavailable. An oral form of the compound is currently in preclinical development.

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer.

For more information about Tapestry and its technologies, visit Tapestry’s web site at www.tapestrypharma.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,” “should,” “anticipates,” “expects” or comparable terminology or by discussions of strategy. Such forward-looking statements include statements relating to the clinical development program for TPI 287, and the adequacy of the financing to generate preliminary Phase II clinical studies as well as to continue the development of an oral formulation of the drug. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include: the risk that Tapestry will be unsuccessful in the clinical development of TPI 287 or that clinical development of TPI 287 will demonstrate that TPI 287 is unsafe and/or ineffective; the risk that Tapestry will be unable to develop an oral formulation of TPI 287; the risk that Phase II studies will be delayed; the risk that the Company’s development or future sales of TPI 287 may be hindered by third party intellectual property; and the risk that the Company’s resources (even taking into account the proceeds of the financing) will be inadequate to carry out development of TPI 287. Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

For further information, please contact Gordon Link, Senior Vice President, Chief Financial Officer, at 303 516 8500.